Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Kezar Life Sciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Kezar Life Sciences, Inc. 2018 Equity Incentive Plan (Common Stock, $0.001 par value per share)	Rule 457(c) and Rule 457(h)	3,424,671(2)	$2.64(4)	$9,041,131.44	$0.00011020	$996.34
Equity	Kezar Life Sciences, Inc. 2022 Inducement Plan (Common Stock, $0.001 par value per share)	Rule 457(c) and Rule 457(h)	1,995,000(3)	$2.64(4)	$5,266,800.00	$0.00011020	$580.41
Equity	Inducement Stock Option Grants (Common Stock, $0.001 par value per share)	Rule 457(h)	1,005,000(5)	$7.28(6)	$7,316,400.00	$0.00011020	$806.27
Total Offering Amount					$21,624,331.44		$2,383.02
Total Fees Previously Paid							$ —
Total Fee Offsets							$ —
Net Fee Due							$2,383.02

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Kezar Life Sciences, Inc.’s (the “Registrant”) outstanding shares of common stock, par value $0.001 per share (the “Common Stock”).

(2)

Represents additional shares of Common Stock reserved for future grant under the Registrant’s 2018 Equity Incentive Plan (the “2018 Plan”) as a result of the automatic increase in shares reserved thereunder on January 1, 2023 pursuant to the terms of the 2018 Plan. The 2018 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2018 Plan beginning on January 1, 2019 and ending on (and including) January 1, 2028 in an amount equal to the lesser of: (a) 5% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year; and (b) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(3)	Represents shares of Common Stock reserved for issuance under the Registrant’s 2022 Inducement Plan (the “Inducement Plan”).
(4)

Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Common Stock as reported on The Nasdaq Global Select Market on May 8, 2023.

(5)

Represents shares of Common Stock issuable upon the exercise of outstanding stock options granted under the Inducement Plan to new employees as inducement awards in connection with the commencement of employment pursuant to Nasdaq Listing Rule 5635(c)(4) (the “Inducement Grants”).

(6)

Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the weighted-average exercise price for the Inducement Grants.